Exhibit 99.2

Harmonic Inc. Announces Pricing of Offering of $105 Million of Convertible Senior Notes

SAN JOSE, Calif. – September 11, 2019 – Harmonic Inc. (NASDAQ: HLIT), the worldwide leader in video delivery infrastructure, today announced the pricing of $105.0 million aggregate principal amount of 2.00% convertible senior notes due 2024 (the “notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Harmonic also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $10.5 million aggregate principal amount of the notes. The sale of the notes is expected to close on September 13, 2019, subject to customary closing conditions.

The notes will be senior unsecured obligations of Harmonic, and will accrue interest payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2020. The notes will mature on September 1, 2024, unless earlier converted, redeemed or repurchased. The initial conversion rate will be 115.5001 shares of Harmonic’s common stock (“common stock”) per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $8.66 per share of common stock). The initial conversion price of the notes represents a premium of approximately 30% over the last reported sale price of Harmonic’s common stock on The Nasdaq Global Select Market on September 10, 2019. The notes will be convertible, subject to certain conditions, into cash or cash, shares of Harmonic’s common stock or a combination thereof, at Harmonic’s election.

Harmonic may redeem the notes, at its option, on or after September 6, 2022, if the last reported sale price of Harmonic’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Harmonic provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture governing the notes) occurs at any time prior to the maturity date, holders of the notes may require Harmonic to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest. In addition, following certain corporate events or if Harmonic issues a notice of redemption, Harmonic will, under certain circumstances, increase the conversion rate for holders who convert their notes in connection with such corporate event or notice of redemption.

Harmonic estimates that the net proceeds from the offering will be approximately $101.0 million (or $111.2 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by Harmonic. Harmonic intends to use the net proceeds from the offering, together with cash on hand, to repurchase approximately $82.5 million principal amount of their outstanding 4.00% convertible senior notes due 2020 (the “2020 Notes”) in privately negotiated transactions concurrently with the offering of the notes. If the initial purchasers exercise their option to purchase additional notes, Harmonic intends to use the net proceeds from the sale of such additional notes for the repurchase or other retirement of additional outstanding 2020 Notes and/or other general corporate purposes.

Harmonic expects that those holders of the 2020 Notes that sell their 2020 Notes may enter into or unwind various derivatives with respect to Harmonic’s common stock and/or purchase or sell shares of Harmonic’s common stock in the market to hedge their exposure in connection with these transactions. In particular, Harmonic expects that many holders of the 2020 Notes employ a convertible arbitrage strategy with respect to the 2020 Notes and have a short position with respect to Harmonic’s common stock that they would close, through purchases of Harmonic’s common stock, in connection with Harmonic’s repurchase of their 2020 Notes. If any such activity occurs, it could increase (or reduce the size of any decrease in) the market price of Harmonic’s common stock or the notes at that time.

Neither the notes, nor any shares of Harmonic’s common stock issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, such securities may not be offered or sold absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Investor Relations Contact:

Nicole Noutsios

NMN Advisors

Investor Relations for Harmonic

+1.510.315.1003